Fahn Kanne & Co. Head Office 32 Hamasger Street Tel-Aviv 6721118, ISRAEL PO Box 36172, 6136101 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2017 with respect to the consolidated financial statements of of PhotoMedex, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this Registration Statement.

We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption“Experts.”

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL
Tel Aviv, Israel
April 14, 2017